Exhibit 99.1
NEWS

FOR IMMEDIATE RELEASE
Solutia Inc. 575 Maryville Centre Drive St. Louis, Missouri 63141 P.O. Box 66760 St. Louis, Missouri 63166-6760
Media: Melissa Zona (314) 674-5555 Investors: Susannah Livingston (314) 674-8914

Solutia Inc. Announces Investor Day in New York City on

November 10, 2010

ST. LOUIS, November 8, 2010 -- Solutia Inc. (NYSE: SOA), a leading global performance materials and specialty chemicals company, will host an investor day on Wednesday, November 10, 2010 from 8:00 a.m. to 1:00 Eastern time at the St. Regis hotel, Penthouse Roof, in New York City.

Jeffry N. Quinn, chairman, president and chief executive officer, will join key members of the global executive and operating team to review the company’s accomplishments, strategic goals and growth initiatives.  Click here for the agenda and additional information.

A live webcast of the event and slides will be available through the Investors section of Solutia’s web site: www.solutia.com.  The phone number for the event is 888.679.8037 (U.S.) or 617-213-4849 (International), and the pass code is 31010523.  Participants are encouraged to dial in 10 minutes early, to pre-register for the event click here.  Pre-registrants will be issued a pin number to use when dialing into the live call that will provide quick access to the conference by bypassing the operator upon connection.  A replay of the event will be available through www.solutia.com or by calling 888-286-8010 (U.S.) or 617-801-6888   (International) and entering the pass code 84356983.

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Corporate Profile
Solutia is a market-leading performance materials and specialty chemicals company. The company focuses on providing solutions for a better life through a range of products, including: Saflex® polyvinyl butyral interlayers for glass lamination and for photovoltaic module encapsulation and VISTASOLAR® ethylene vinyl acetate films for photovoltaic module encapsulation;  LLumar®, Vista™, EnerLogic™, FormulaOne™, Gila®, V-KOOL®, Hüper Optik®, IQue™, Sun-X® and Nanolux® aftermarket performance films for automotive and architectural applications; Flexvue™ advanced film component solutions for solar and electronic technologies; and technical specialties products including Crystex® insoluble sulfur, Santoflex® PPD antidegradants, Therminol® heat transfer fluids and Skydrol® aviation hydraulic fluids.  Solutia’s businesses are world leaders in each of their market segments.  With its headquarters in St. Louis, Missouri, USA, the company operates globally with approximately 3,400 employees in more than 50 worldwide locations. More information is available at www.Solutia.com.

Source: Solutia Inc.
St. Louis
11/08/10